Exhibit 10.1

July 28, 2010

Ms. Sally Washlow

1214 N. Oak Park Avenue
Oak Park, Illinois  60302

Dear Sally:

This letter is to confirm the terms of your employment with Cobra Electronics Corporation (the “Company”).

1.             During the term of your employment by the Company pursuant to this agreement, you shall be employed as Senior Vice President, Marketing and Sales of the Company and shall have the normal duties, responsibilities and attendant authorities of that position, including, but not limited to, primary authority and supervisory responsibility for all marketing and sales functions and all other tasks as may be assigned from time to time by the Chief Executive Officer of the Company.  You shall report to the Chief Executive Officer of the Company.

2.             The term of your employment by the Company pursuant to this agreement shall begin on August 1, 2010.  Such employment shall be on an at-will basis which you or the Company can terminate at any time by delivery of written notice to the other party.

3.             During your employment by the Company pursuant to this agreement, you shall receive a regular salary at the rate per period hereinafter set forth, payable every two weeks.  Your regular annual salary shall be $220,000, subject to annual review and adjustment by the Compensation Committee of the Company’s Board of Directors for each calendar year (an “Annual Period”), including such review and any such adjustment for the Annual Period beginning January 1, 2011 (the “2011 Annual Period”), but in no event shall your annual salary for any subsequent Annual Period be less than your annual salary for the prior Annual Period.

4.             In addition to your regular annual salary, you shall also be eligible to receive for each Annual Period commencing with the 2011 Annual Period, a bonus of up to 35% of your regular annual salary.  Your bonus for each Annual Period shall be based on such criteria as shall be determined by the Compensation Committee of the Company’s Board of Directors for each Annual Period, which may include Company performance, individual performance and/or such other criteria as the Compensation Committee of the Company’s Board of Directors shall determine.  Your bonus for the Annual Period ending December 31, 2010 shall be determined pursuant to the Company’s 2010 Executive Incentive Plan, as amended.  Except as provided elsewhere herein, you shall only be entitled to receive a bonus with respect to an Annual Period if you are employed by the Company through, and on the last day of, the Annual Period.

Any bonus payable to you pursuant to this Section 4 for an Annual Period shall be paid to you by the Company on or before March 15th of the calendar year immediately following the end of the applicable Annual Period.

5.             You also shall receive $10,000 each Annual Period to be used for perquisites of your choice, payable in monthly payments of $833.33, while you are employed by the Company, in lieu of any other allowances.  Each monthly payment shall be paid to you by the Company during the month to which the payment pertains.

6.             In the event a Change of Control (as defined below) occurs, any stock option previously issued to you that is not then, or to the extent not then, exercisable, shall immediately become exercisable in full.

For the purpose of this agreement, a Change of Control shall be deemed to have occurred if:  (i) any person, including a group within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, acquires the beneficial ownership of, and the right to vote, shares having at least 50 percent of the aggregate voting power of the class or classes of capital stock of the Company having the ordinary and sufficient voting power (not depending upon the happening of a contingency) to elect at least a majority of the directors of the board of directors of the Company, or (ii) as the result of any tender or exchange offer, substantial purchase of the Company’s equity securities, merger, consolidation, sale of assets or contested election, or any combination of the foregoing transactions, the persons who were directors of the Company immediately prior to such transaction or transactions shall not constitute a majority of the board of directors (or the board of directors of any successor to or assign of the Company) immediately after the next meeting of stockholders of the Company (or such successor or assign) following such transaction, or (iii) there is consummated a reorganization, merger or consolidation of the Company or sale or other disposition of all or substantially all of the assets of the Company (a “Corporate Transaction”), excluding any Corporate Transaction pursuant to which (A) all or substantially all of the individuals or entities who are the beneficial owners, respectively, of the outstanding voting securities immediately prior to such Corporate Transaction will beneficially own, directly or indirectly, more than 50% of the combined voting power of the outstanding securities entitled to vote generally in the election of directors of the corporation resulting from such Corporate Transaction (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or indirectly) in substantially the same proportions relative to each other as their ownership, immediately prior to such Corporate Transaction, of the outstanding voting securities, (B) no person (other than the Company, any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company) will beneficially own, directly or indirectly, 50% or more of the combined voting power of the outstanding securities of the corporation resulting from such Corporate Transaction entitled to vote generally in the election of directors, and (C) the persons who were directors of the Company immediately prior to such Corporate Transaction will constitute at least a majority of the board of directors of the corporation resulting from such Corporate Transaction.

7.             During your employment hereunder, you shall be entitled to participate in such employee benefits including, but not limited to, life, short and long term disability and health insurance and other medical benefits as the Company makes available to individuals employed by the Company at the Senior Vice President level.

8.             You shall be reimbursed for all of your reasonable and necessary business expenses incurred in performing your duties for the Company.  In order for any such reimbursement to be made, the expense must be incurred while you are employed by the Company, and you must complete and submit such standard forms for reimbursement in accordance with any procedures established by the Company.  In no event will the Company make any such reimbursement later than the last day of the calendar year following the calendar year in which you incur the expense.  Your right to reimbursement is not subject to liquidation or exchange for any other benefit, and the amount of expenses eligible for reimbursement in a calendar year will not affect the amount of expenses eligible for reimbursement, or in-kind benefits to be provided, in any subsequent calendar year.

9.             You shall be entitled to a benefit from the Company pursuant and subject to the terms and conditions of (including but not limited to the vesting provisions of) the COBRA Electronics Corporation 2002 Deferred Compensation Plan for Select Executives, as amended from time to time, or any similar plan which the Company adopts for this purpose; provided, however, that for purposes of any such plan, your years of service shall be the number of your completed years of employment during the period commencing on May 14, 2007 and ending on the date your employment with the Company terminates.

10.          (a)  Involuntary Termination other than for Cause.  (1)  Separation pay.  In the event your employment hereunder with the Company is involuntarily terminated by the Company for reasons other than for “Cause” (as defined below), the Company shall continue to make biweekly payments to you after your termination of employment on the same dates on which your regular biweekly salary would have continued to be paid to you if your employment had not terminated in an amount equal to your regular biweekly salary (described in Section 3) (“Continued Salary Payments”) until the Company has made 26 such payments to you.  Such payments shall commence on the first regular payday immediately after the day of your termination of employment.

(2)           Other benefits.  In the event that paragraph (a)(1) of this Section 10 applies, the Company shall also (i) pay the cost of any continued health and dental coverage properly elected by you under the Company’s group health and dental plans pursuant to the Consolidated Budget Reconciliation Act of 1984 (“COBRA coverage”) for the period during which the Company is making Continued Salary Payments, (ii) pay to you a pro-rata portion of any bonus described in Section 4 of this agreement for the Annual Period during which your termination of employment occurs that is based on Company performance (determined based on the number of days during such Annual Period during which you are employed by the Company plus the number of days in the biweekly periods during such Annual Period for which the Company is making Continued Salary Payments) in accordance with the payment timing provisions of Section 4, and (iii) pay for an executive outplacement program of your choice, subject to similar terms and conditions as the Company’s other executive outplacement program (including a maximum fee of 15% of your total compensation and monthly reports from the outplacement firm of your active job search); provided, that only reasonable outplacement services incurred by you and directly related to the termination of your employment with the Company shall be reimbursed and, provided further, that such expenses must be incurred no later than the end of the first calendar year following the calendar year of your termination of employment.

In the event that paragraph (a)(1) of this Section 10 applies, all vested stock options granted to you by the Company which are not incentive stock options shall, subject to the terms hereof and the agreements evidencing such grants, (i) continue to become exercisable pursuant to the terms thereof and (ii) remain exercisable until the last day in the final biweekly period for which the Company is making Continued Salary Payments as if you had remained employed by the

Company until such date, provided, however, that no option may be exercised beyond the earlier of the latest date upon which the option could have been exercised under its original terms or the tenth anniversary of the original date of grant of the option.

Except as otherwise provided herein, all of your remaining benefits shall immediately end upon your termination of employment.

(b)  Involuntary termination for Cause.  In the event your employment hereunder with the Company is terminated by the Company for Cause, you shall be entitled to salary through and including the effective date of your termination of employment and all other benefits provided for hereunder shall immediately cease.  All of your remaining benefits, including the continued vesting and exercisability of stock options, shall immediately end upon your termination of employment.

For purposes of this agreement, “Cause” shall mean embezzlement, misappropriation, theft or other criminal conduct, of which you are convicted, related to the property or assets of the Company or your willful refusal to perform or substantial disregard of your duties assigned to you by the Chief Executive Officer of the Company, unless you have reasonable and just cause for such refusal to perform or disregard of your duties or unless you commence immediate corrective actions within 15 days after the Chief Executive Officer gives you written notice of his objection to your refusal to perform or disregard of your duties.

(c)  Termination for Good Reason.  (1)  Separation pay.  In the event you terminate your employment with the Company due to a “Material Negative Change” (as defined below), the Company shall continue to make Continued Salary Payments until the Company has made 26 such payments to you.  Such payments shall commence on the first regular payday immediately after the day of your termination of employment.

(2)           Other benefits.  In the event that paragraph (c)(1) of this Section 10 applies, the Company shall also (i) pay the cost of any properly elected COBRA coverage, (ii) pay to you a pro-rata portion of any bonus described in Section 4 of this agreement for the Annual Period during which your termination of employment occurs that is based on Company performance (determined based on the number of days during such Annual Period during which you are employed by the Company plus the number of days in the biweekly periods during such Annual Period for which the Company is making Continued Salary Payments) in accordance with the payment timing provisions of Section 4, and (iii) pay for an executive outplacement program of your choice, subject to similar terms and conditions as the Company’s other executive outplacement program (including a maximum fee of 15% of your total compensation and monthly reports from the outplacement firm of your active job search); provided, that only reasonable outplacement services incurred by you and directly related to the termination of your employment with the Company shall be reimbursed and, provided further, that such expenses must be incurred no later than the end of the first calendar year following the calendar year of your termination of employment.

In the event that paragraph (c)(1) of this Section 10 applies, all vested stock options granted to you by the Company which are not incentive stock options shall, subject to the terms hereof and the agreements evidencing such grants, (i) continue to become exercisable pursuant to the terms thereof and (ii) remain exercisable until the last day in the final biweekly period for which the Company is making Continued Salary Payments as if you had remained employed by the Company until such date, provided, however, that no option may be exercised beyond the earlier of the latest date upon which the option could have been exercised under its original terms or the tenth anniversary of the original date of grant of the option.

Except as otherwise provided herein, all of your remaining benefits shall immediately end upon your termination of employment.

For purposes of this agreement, “Material Negative Change” shall mean the occurrence, without your consent, of one or more of the following:

(A)          There is a material diminution in your authority, duties or responsibilities as an officer of the Company.

(B)          There is a material change in the geographic location at which you must perform your services to the Company.

(C)          There is a material breach by the Company of the terms of this agreement or other agreement pursuant to which you provide services to the Company.

Notwithstanding the foregoing, no Material Negative Change shall occur unless (w) you provide written notice to the Company of the existence of the Material Negative Change within 90 days of the initial existence of such change; (x) the Company does not remedy the Material Negative Change within 30 days of the Company’s receipt of such written notice; (y) as a result of the Material Negative Change not being remedied, you terminate your employment with the Company after such 30-day period and not later than twelve months after the initial existence of one or more of the events giving rise to the Material Negative Change; and (z) your termination is not after the occurrence of an event constituting Cause.

(d)  Voluntary termination.  If you terminate your employment with the Company for any reason other than due to a Material Negative Change, you shall be entitled to salary through and including the effective date of your termination of employment, and all other benefits provided for hereunder shall immediately cease.  All of your remaining benefits shall immediately end upon your termination of employment; provided, however, that with respect to any outstanding Company stock options previously granted to you, such Company stock options shall continue to be governed by the terms of the agreements evidencing the grant of any Company stock options.

(e)  Termination for disability or death.  If at any time while you are employed hereunder by the Company you die or are determined in good faith by the Board of Directors of the Company to be disabled, the Company may immediately terminate this agreement and your employment.  Any termination of your employment due to your death or disability will be with the same consequences as if it were for Cause; provided, however, that with respect to any outstanding Company stock options previously granted to you, such Company stock options shall continue to be governed by the terms of the agreements evidencing the grant of any Company stock options.  For the purpose of this agreement, you shall be deemed to be disabled if you are physically or mentally unable to perform your duties for a period of 180 consecutive days.

(f)  Miscellaneous.  After the payment of any applicable amounts described in Section 10 and under the Cobra Electronics Corporation 2002 Deferred Compensation Plan for Select Executives (subject to the terms and conditions thereof), you shall have no further rights to any payments or benefits from the Company.  Amounts payable to you pursuant to Section 10 are in lieu of, and not in addition to, benefits provided to eligible participants under the Cobra Electronics Corporation Severance Pay Plan.  For the avoidance of doubt, no amounts shall be payable to you under such plan.

11.          For a one-year period following your voluntary termination of employment or your termination by the Company for Cause and during any period during which you are receiving Continued Salary Payments from the Company pursuant to Section 10 above, you shall not for the benefit of yourself or any business or other entity solicit, directly or indirectly, any of the Company’s employees, or solicit, directly or indirectly, any of the customers of the Company for products which are currently marketed or which have been announced by the Company.  In addition, at no time following any termination of your employment for any reason shall you disclose or in any way use the confidential and proprietary information obtained during the course of your employment with the Company, including, but not limited to, the Company’s financial and product information and information relating to the Company’s customer and supplier relations.

12.          If, at any time of enforcement of any provisions of Section 11 of this agreement, a court holds that the restrictions stated therein are unreasonable under the circumstances then existing, you agree that the maximum period, scope, or geographical area reasonable under such circumstances will be substituted for the stated period, scope or area.

13.          You acknowledge that the services to be rendered by you hereunder are unique and personal.  Accordingly, you may not assign any of your rights or delegate any of your duties or obligations under this agreement.  The Company may assign its rights, duties or obligations under this agreement to a purchaser or transferee of all, or substantially all, of the assets of the Company.

14.          The waiver by either party of a breach by the other party of any provision of this agreement shall not be valid unless in a writing signed by the non-breaching party, and any valid waiver shall not operate or be construed as a waiver of any subsequent breach.

15.          This agreement embodies the entire agreement and understanding of the parties hereto with respect to the matters described herein and supersedes any and all prior and/or contemporaneous agreements and understandings, oral or written, between the parties.

16.          This agreement shall be, in all respects, construed in accordance with and governed by the laws of the State of Illinois.

17.          IRC §409A.

(a)           Notwithstanding any provision of this agreement to the contrary, this Agreement is intended to comply with the provision of IRC §409A and shall be interpreted and construed accordingly.  All payments made under this agreement are intended to be exempt from IRC §409A to the maximum extent possible, under either the separation pay exemption pursuant to Treasury regulation §1.409A-1(b)(9)(iii) or as short-term deferrals pursuant to Treasury regulation §1.409A-1(b)(4) , and for this purpose, each payment shall be deemed a separate payment.  Notwithstanding any other provision of this agreement to the contrary, if you are a “specified employee,” within the meaning of IRC §409A, at the time of your termination of employment, no amount that is subject to IRC §409A and that becomes payable by reason of such termination of employment shall be paid to you before the earlier of (i) the expiration of the six-month period measured from the date of your termination of employment, and (ii) the date of your death.

(c)           Solely for purposes of determining the timing of any compensatory payments that are measured by reference to your termination of employment, such termination of employment will be deemed to occur on the date of your “separation from service” within the meaning of IRC

§409A and regulations promulgated thereunder, and for this purpose all references to “termination, “ “termination of employment” or like terms shall mean “separation from service.”

(d)           The Company shall have the sole discretion and authority to, and may in its sole discretion, amend this agreement, unilaterally and at any time, to satisfy any requirements thereof or guidance provided by the U.S. Treasury Department to the extent applicable to this agreement, provided that no such amendment shall result in the loss of benefits or reduction of any payment amount to you under this agreement.

If you are in agreement with the foregoing, please sign this agreement in the appropriate place below and return it to me as soon as possible.

Best regards,

/s/James Bazet
James Bazet
Chairman and Chief Executive Officer

Agreed and Accepted on the 28th day of July, 2010:

/s/ Sally Washlow
Sally Washlow